UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 23, 2017

Emerald Medical Applications Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Imber Street, Petach Tikva, Israel	4951141
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3-744-4505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Shares of Equity Securities.

In July and August 2017, Emerald Medical Applications Corp. (the "Registrant")issued and sold to two accredited investors a total of 571,429 restricted shares of its common stock (the "Shares") and a price of $0.14 per Share, representing total proceeds to the Registrant of $80,000. The issuance and sale of the Shares, without registration under the Securities Act of 1933, as amended (the "Act"), was made in reliance upon the exemptions provided in Section 4(2) of the Act and Regulation S promulgated by the United States Securities and Exchange Commission under the Act.

Item 8.01 Other Events.

Beginning in July 2017, the Registrant commenced a process of outsourcing the development and maintenance of our patented DermaCompare imaging solution to a major Israeli software company, which company has been involved in the development of our technology. We began this outsourcing endeavor for the purpose of significantly reducing our general overhead and operating expenses so as to ensure continuity in the continuing development of the Registrant's DermaCompare products. Certain key external consultants and medical professionals continue to assist us as we advance the implementation of our marketing plan. As of this report, the Company has no employees on its payroll, however, certain liabilities with respect to severance payments remain outstanding.

The Registrant's Chairman and CEO, Mr. Ahmed Alimi stated "The financing of the Company at $0.14 per Share, which represents a significant premium to the current stock price is evidence of the potential that our technology has exhibited in the early detection of skin cancer. The coming months will be critical for the Registrant and we try to enter into distribution agreements and establish relationships with HMOs in Israel and world-wide."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Ahmed Alimi Chief Executiv Officer Ahmed Alimi Date: October 23, 2017